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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


               ----------------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 5, 2001




                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                           UNIVERSAL COMPRESSION, INC.
           -----------------------------------------------------------
           (Exact names of registrants as specified in their charters)



      DELAWARE                    001-15843                   13-3989167
       TEXAS                      333-48279                   74-1282680
--------------------           --------------             -------------------
  (States or other             Commision File               (IRS Employer
   jurisdictions of               Numbers)                Identification Nos.
    incorporation)



   4440 BRITTMOORE ROAD, HOUSTON, TEXAS                          77041
 -----------------------------------------                     ----------
  (Address of principal executive offices)                     (Zip Code)



                                 (713) 335-7000
                          -----------------------------
              (Registrants' telephone number, including area code)
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Item 5.  Other Events

         Tidewater Settlement. On May 24, 2001, Universal Compression Holdings, Inc., a Delaware corporation (the "Company") entered into an agreement with Tidewater, Inc. ("Tidewater") to settle the Company's claims related to the acquisition of Tidewater Compression Service, Inc. in February 1998, which included costs for remediation pursuant to an environmental assessment, in exchange for payment to the Company of $1 million and termination of that certain Purchase Price Adjustment Agreement dated as of February 20, 1998 (the "Purchase Price Adjustment Agreement"). Under the terms of the Purchase Price Adjustment Agreement, the Company would have been required to make payments to Tidewater upon the occurrence of certain specified "liquidity events," including certain sales of the Company's common stock by Castle Harlan. The settlement eliminated the Company's obligations to make any payment to Tidewater under the Purchase Price Adjustment Agreement.

      Agreement to acquire KCI, Inc. signed. The Company entered into an agreement dated as of May 25, 2001 (the "Purchase Agreement") pursuant to which the Company will acquire KCI, Inc. ("KCI"), a fabricator of large horsepower compressors based in Tulsa, Oklahoma, for approximately $22.9 million in cash and, at the Company's election, up to 727,273 shares of the Company's common stock, determined based on the weighted average sales price of the Company's common stock on the New York Stock Exchange for the 20 consecutive trading days ending the third business day prior to the closing date of the merger, or an additional $18.8 million in cash, subject to adjustment. Concurrently with the acquisition, the Company will repay all of KCI's approximately $57 million of indebtedness. The KCI transaction is subject to various closing conditions including regulatory approvals. There can be no assurance that it will be consummated. If all conditions are satisfied, it is expected to close by the end of June or in July 2001.

         Registration Statement with respect to common stock offering. The Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "SEC") on May 29, 2001 (the "Registration Statement") with respect to the offering of 4.5 million shares of the Company's common stock, par value $.01 per share (the "Shares"), to the public (the "Offering"). The Registration Statement is subject to review by the SEC. The Offering will consist of 1.5 million shares offered by the Company and 3 million shares offered by certain selling stockholders, including Castle Harlan and its affiliates. Depending on market conditions, the terms of the Offering are subject to change. The underwriters may also purchase on a pro rata basis up to an additional 225,000 shares from the Company and 450,000 shares from the selling stockholders.

         The Registration Statement has not yet become effective. The Shares may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities


                                      -2-

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Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are beyond the Company's control, that could cause its actual results to differ materially from such statements. While the Company believe that the assumptions concerning future events are reasonable, there are inherent difficulties in predicting certain important factors that could impact our future performance. Such risks and uncertainties include, but are not limited to, (1) failure to consummate acquisitions (including KCI) or integrate acquired businesses (including Weatherford Global, IEW Compression, Inc., the international operations of Compressor Systems, Inc. and KCI) and businesses that we may acquire in the future, (2) failure to consummate the common stock offering, (3) conditions in the oil and gas industry, including the demand for natural gas as well as impacts from the price of natural gas and oil, (4) competition among the various providers of contract compression services, (5) changes in safety and environmental regulations pertaining to the production and transportation of natural gas, (6) changes in economic or political conditions in the markets in which the Company operates,
(7) introduction of competing technologies by other companies, (8) the ability to retain and grow our customer base, (9) employment workforce factors, including loss of key employees, and (10) liability claims related to the use of the products and services. These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, copies of which are available to the public. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                                     -3-

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                          UNIVERSAL COMPRESSION HOLDINGS, INC.
                                          UNIVERSAL COMPRESSION, INC.
                                          (Registrants)



Date:  June 4, 2001                       By:    /s/  RICHARD W. FITZGERALD
                                             -----------------------------------
                                                      Richard W. FitzGerald
                                                      Senior Vice President and
                                                       Chief Financial
                                                       Officer